Exhibit 10(a)

The Directors
Western Power Distribution (South West) plc
Avonbank
Feeder Road
Bristol
BS2 0TB

Date: 10th October 2016

Dear Sirs

In accordance with arrangements recently agreed between us, we hereby set out in this letter (the "Facility Letter") the terms and conditions upon which we, Svenska Handelsbanken AB (publ) (the "Bank"), are prepared to make available an uncommitted money market facility (the "Facility") to you, Western Power Distribution (South West) plc , Company Number 2366894 (the "Borrower")

This Facility Letter is open for acceptance within 30 days of the date hereof or such later date as the Bank shall agree after which it shall expire.

This Facility Letter supersedes all prior agreements, arrangements or correspondence between the Bank and the Borrower in relation to the Facility.

The principal terms on which the Facility is made available are set out in Clause 1.1, subject to the terms and conditions contained in the remainder of this Facility Letter.

1.1	Outline Terms

• Amount & Type of Facility:	£50,000,000 (fifty million pounds sterling) money market facility.
	•	Arrangement Fee £15,000 payable on signing this Facility Letter.
	•	Annual Fee £7,500 payable yearly in advance with effect from 1st September 2017
	•	Breakage Fee £300 payable on the date a Drawing or any part thereof is repaid or prepaid other than on the relevant Maturity Date.
	•	Break Costs (if applicable).

Svenska Handelsbanken AB (publ)	Telephone 0117 302 0080
66 Queens Square	Fax 0117 302 0077
Bristol	www.handelsbanken.co.uk/bristolqueensquare
BS1 4JP	SWIFT HANDGB22

Handelsbanken is the trading name of Svenska Handelsbanken AB (publ). Registered Office: Svenska Handelsbanken AB (publ), 3 Thomas More Square, London, E1W 1WY. Registered in England and Wales No, BR 000589. Incorporated in Sweden with limited liability. Registered in Sweden No, 502007-7862. Head Office in Stockholm. Authorised by the Swedish Financial Supervisory Authority (Finansinspektionen) and the Prudential Regulation Authority and subject to limited regulation by the Financial Conduct Authority and Prudential Regulation Authority. Details about the extent of our authorisation and regulation by the Prudential Regulation Authority, and regulation by the Financial Conduct Authority are available from us on request.

• Review Date:	On or around 31st August annually.
• Specified Purpose	General business purposes.

1.2	Definitions and Interpretation

Unless defined elsewhere the definitions which shall apply to the Facility Letter are contained in Schedule 2.

2	The Facility

The Borrower may only use the Facility for the Specified Purpose and furthermore undertakes not to use the Facility for any purpose or in any manner that would result in a breach by it, or any other person, of any provision of the Bribery Act 2010.

3	Conditions Precedent

3.1
The Facility shall be available for use by the Borrower only when the Bank (i) shall have received, to its satisfaction as to their form and substance, the documents and evidence set out in Schedule 1 and (ii) is satisfied that the other conditions detailed in Schedule 1 have been satisfied.

3.2
The Conditions Precedent set out in Schedule 1 are for the sole benefit of the Bank, and the Bank may in its sole and absolute discretion make the Facility, or a part thereof, available notwithstanding that one or more of such conditions have not been fulfilled on terms that such condition or conditions shall be fulfilled within such period or periods thereafter as the Bank shall determine unless the Bank shall otherwise agree to waive such condition or conditions in its sole and absolute discretion.

4	Utilisation, Availability and Termination

4.1	Utilisation of the Facility ("Facility Utilisation") will be calculated as the aggregate value of outstanding Drawings.

4.2	Facility Utilisation at any time shall not exceed the Limit and the Bank is not obliged to allow or continue to allow any utilisation in excess of the Limit.

4.3
The Facility is uncommitted and shall remain available to the Borrower until further notice but shall be subject to cancellation at any time by either the Bank or the Borrower giving written notice to the other. In the event of such cancellation no further Drawings shall be made available and the Bank will be entitled to require the Borrower to immediately repay all Drawings in accordance with the provisions of Clause 5.5.

4.4	The Bank shall review the Facility on each Review Date and may contact you to discuss your future requirements. Whenever we review the Facility, we may charge you a renewal fee.

4.5	All sums outstanding under the Facility together with interest thereon, and any fees, costs, charges and expenses payable hereunder shall be repayable upon demand at all times.

5	Drawings

5.1	Borrowings by way of drawings shall be permitted at the Bank's discretion (together the "Drawings" each a "Drawing").

5.2
Each Drawing shall be for an amount, a period and at an interest rate, all to be mutually agreed at the time of each such Drawing, such period to expire no later than the next Quarter Day unless otherwise agreed by the Bank.

5.3
Interest on Drawings shall be payable by the Borrower in full in immediately available funds, on the relevant Maturity Date and on any date that a Drawing is renewed for a further period pursuant to Clause 5.4.

5.4
Each Drawing shall be repaid in full by the Borrower on the relevant Maturity Date unless the Bank, in its sole discretion, shall agree to renew any such Drawing for a further period in which case the Maturity Date for such Drawing shall be extended accordingly.

5.5
Notwithstanding any other term of this Facility Letter each Drawing together with interest thereon, and any fees, costs, charges and expenses payable hereunder shall be repayable upon demand and in the event that the Facility is cancelled or demand is made by the Bank, the Bank shall be entitled at the cost of the Borrower to break any interest period that may be applicable to a Drawing and the Borrower shall pay to the Bank the Breakage Fee and all Break Costs arising as a result thereof together with accrued interest. In the event that the Bank shall exercise such right all Drawings outstanding shall thereafter be fixed for such interest periods as shall be determined by the Bank in its sole and absolute discretion.

5.6
If there is a repayment, prepayment or recovery of all or any part of a Drawing other than on the relevant Maturity Date, then the Borrower will pay to the Bank on demand an amount equal to the Break Costs together with the Breakage Fee and the Borrower indemnifies the Bank against any other costs, liabilities or expenses incurred by the Bank in connection with that early repayment, prepayment or recovery.

5.7	Any notice of prepayment under this Facility Letter shall be irrevocable and the provisions of this Clause 5 shall apply to any prepayment.

5.8
If the prepayment sum is received by the Bank after 10 am then the Bank may treat such prepayment as if it had been received on the next Business Day. Any prepayment must be accompanied by any Breakage Fee and all Break Costs arising as a result thereof together with accrued interest.

6	Fees

6.1
In consideration of the Bank making the Facility available hereunder the Borrower shall pay to the Bank, the Bank's Fees which if not previously paid shall be deducted from any Drawing made hereunder. Any fees as set out in Clause 1.1 not due on first utilisation shall be debited to the Borrower’s account and be payable in advance at the time or times and in the manner set out in Clause 1.1.

6.2
In the event that the level of administration undertaken by the Bank in connection with the operation and monitoring of the Facility shall in the opinion of the Bank have increased or be likely to increase from that envisaged by the Bank when the Facility was originally agreed then the Bank shall have the right to charge the Borrower an Administration Fee.

7	Increased Costs and Default Interest

7.1
The Borrower shall, within three Business Days of a demand by the Bank, pay the Bank the amount of any Increased Costs incurred by the Bank as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law, regulation or directive (whether or not having the force of law) or (ii) compliance with any law, regulation or directive (whether or not having the force of law) made after the date of this Facility Letter.

7.2	In this Facility Letter "Increased Costs" means:

7.2.1	a reduction in the rate of return from the Facility or on the Bank’s overall capital;

7.2.2	an additional or increased cost; or

7.2.3	a reduction of any amount due and payable under this Facility Letter,

which is incurred or suffered by the Bank to the extent that it is attributable to the Bank having entered into this Facility Letter or funding or performing its obligations under this Facility Letter.

7.3
The Bank prior to making a claim pursuant to Clause 7.1 above shall notify the Borrower of the event giving rise to the claim and shall, as soon as practicable after a demand by the Borrower, provide a certificate confirming the amount of its Increased Costs.

7.4
If the Borrower shall fail to pay any sum due hereunder or under the judgement of any court in connection herewith on the due date therefor, then as a separate obligation the Borrower shall pay to the Bank interest at the Default Rate on any such sum due to the Bank up to the date on which such sum is repaid and any other amounts outstanding under this Facility Letter have been paid in full. Interest shall be payable at the rate both before and after demand, court decree or judgment on such dates advised by the Bank to the Borrower any such interest which is not paid when due shall be added to the overdue sum and itself bear interest accordingly.

7.5	The Bank's certificate as to the amounts due pursuant to this Clause 7 shall be final and conclusive, save for manifest error.

8	Financial Information

The Borrower shall forthwith provide to the Bank such financial information as the Bank may request from time to time including, but not limited to the Financial Statements of the Borrower within 180 days of the end of each financial year.

9	Payments, Calculations and Tax Indemnity

9.1	All interest shall accrue from day to day and be calculated on the basis of the actual number of days elapsed within a year of 365 days.

9.2
All sums payable by the Borrower to the Bank shall be paid without deduction for or on account of any set-off or counter-claim and free and clear of any deduction or withholding of any nature (including taxation) unless such a deduction or withholding is required by law.

9.3
If any amount is required by law to be deducted or withheld from any sum payable hereunder then the Borrower shall pay such an additional amount as will ensure that, after the making of such deduction or withholding, the Bank shall receive a net sum equal to the sums which the Bank would have received had no such deduction or withholding been required to be made.

9.4
The Borrower shall (within three Business Days of demand by the Bank) pay to the Bank an amount equal to the loss, liability or cost which the Bank determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Bank in respect of the Facility Letter.

9.5	Clause 9.4 above shall not apply:

9.5.1
with respect to any Tax assessed on the Bank under the law of the jurisdiction in which the Bank is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Bank is treated as resident for tax purposes, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Bank; or

9.5.2	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 9.3.

9.6
If the Bank makes (or intends to make) a claim under Clause 9.4 above, it shall notify the Borrower as soon as is reasonably practicable of the event which has caused (or will cause) that claim, however, the Bank’s entitlement to exercise its rights under Clause 9.4 above is not conditional on such notification being made in accordance with this Clause 9.6.

9.7	For the purposes of Clauses 9.4 and 9.5:

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

10	Security

The Facility will be secured by any security which the Bank may in the future obtain.

11	Set-Off

11.1
In addition to any other rights to which it may be entitled the Bank may retain, set off or appropriate any credit balances in name of the Borrower (whether current or not yet due) against the Borrower’s obligations to the Bank under this Facility Letter. The Bank may exercise any of these rights without prior notice both before and after demand and in so doing may convert to sterling at the prevailing market rate of exchange any balance which is in a currency other than sterling.

11.2
Nothing expressed or implied in this Facility Letter or any other document in connection herewith shall be regarded as in any way negating or affecting any right which the Bank may have under applicable law to apply any credit balances to which the Borrower is entitled on any account of the Borrower in or towards satisfaction of any sum due from the Borrower hereunder.

12	Severance

If at any time any one or more of the provisions of this Facility Letter is or becomes invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions hereof shall not thereby be affected, reduced or impaired in any way.

13	Remedies, Waivers, Amendments and Consents

13.1
No failure on the part of the Bank to exercise, and no delay on its part in exercising, any right or remedy under this Facility Letter will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in this Facility Letter are cumulative and not exclusive of any rights or remedies provided by law or otherwise.

13.2
Save to the extent expressly provided to the contrary in this Facility Letter a person who is not a party to this Facility Letter may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

14	Assignment and Transferability

14.1	The Borrower may not assign, transfer or otherwise dispose of all or any part of its rights, benefits or obligations under this Facility Letter.

14.2
Subject to clause 14.3 below, the Bank may, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed) at any time and its own cost assign, novate or transfer all or any part of its rights, benefits and obligations under this Facility Letter or grant participations therein to any one or more banks or financial institutions and the Borrower and any other party to this Facility Letter hereby agree to execute any documents required to enable the Bank so to do (provided that the Borrower and any such other party shall neither be required thereby to pay any greater amount to satisfy its obligations hereunder nor be responsible for any legal or statutory costs or duties arising therefrom) and the Borrower and any other party to this Facility Letter further agrees that the Bank may disclose any information to any such bank or financial institution for said purpose.

14.3	The consent of the Borrower will be deemed to have been given if:

14.3.1	the transfer is to an Affiliate of the Bank;

14.3.2	a breach of the Borrower’s obligations has occurred and is continuing; or

14.3.3
within 10 Business Days of receipt by the Borrower of a written application for consent, it has not been expressly refused, provided, in each case, that at the time of the proposed transfer no deduction or withholding would be required by law in respect of any payment to the transferee at such time to the extent that no deduction or withholding would have been required in respect of a payment to the Bank.

15	Costs and Expenses

15.1
The Borrower agrees that the costs and expenses, including legal fees, disbursements registration fees and value added tax thereon, incurred by the Bank in connection with the preparation, negotiation, execution and registration of this Facility Letter, and any other documents required in connection with the Facility shall be for the Borrower’s account and the Borrower hereby indemnifies the Bank in respect of payment thereof.

15.2
The Borrower further undertakes to reimburse and indemnify the Bank for any and all costs, interest, charges and expenses incurred by the Bank, as well after as before judgement, in connection with preserving, enforcing or seeking to preserve or enforce its rights in respect of this Facility Letter or any amendment thereto, or in connection with the granting of any approvals or consents hereunder.

16	Notices

16.1
Each notice or other communication to be given under this Facility Letter shall be given in writing in English and, unless otherwise provided, shall be made by hand, fax or letter. For the avoidance of doubt, notices shall not be validly served by e-mail.

Any notice or other communication to be given by one party to another under this Facility Letter shall (unless one party has by no less than 5 Business Days' notice to the other party specified another address) and shall be given:-

16.1.1	in the case of the Borrower to its registered office; and

16.1.2	in the case of the Bank to the address detailed above.

16.2	Any notice or other communication given by any party shall be deemed to have been received:

16.2.1	in the case of a notice given by hand, at the time of day of actual delivery; or

16.2.2	if sent by fax, with a confirmed receipt of transmission from the receiving machine, on the day on which it is transmitted; or

16.2.3	if posted, by 10 am on the second Business Day following the day on which it was despatched by first class mail postage prepaid,

provided that a notice given in accordance with the above but received on a day which is not a Business Day or after normal business hours in the place of receipt shall be deemed to have been received on the next Business Day.

17	Governing Law

This Facility Letter shall be governed by and construed in accordance with the laws of England and Wales.

If you are in agreement with the aforesaid provisions, please sign and return the enclosed copy of this Facility Letter, as your acceptance of the terms and conditions set out herein.

Yours faithfully
For and on behalf of
SVENSKA HANDELSBANKEN AB (publ)

Authorised Signatory                                                                      Authorised Signatory

The Borrower hereby confirms and accepts the above mentioned terms and conditions contained in this Facility Letter and the following Schedules.

Signed for and on behalf of the Borrower

Authorised Signatory                                                                      Authorised Signatory

.............................................
Date

Schedule 1 – Conditions Precedent

1	A copy of this Facility Letter signed by duly authorised officials accepting on behalf of the Borrower or the terms and conditions set out herein;

2
A Bank Mandate duly completed by or on behalf of the Borrower, together with such other documents as the Bank shall require to complete its account opening formalities and to ensure compliance with money laundering obligations;

3
Such form of mandate or authority as the officers of the Borrower may be empowered to issue to bankers concerning the negotiation of any money market utilisation under this Facility Letter on behalf of the Borrower and to sign and/or endorse any documents required under or in connection with this Facility Letter on behalf of the Borrower;

4	A copy of the Borrower’s Certificate of Incorporation;

5
A copy certified as true and accurate by a Director or the Secretary of the Borrower of a resolution authorising the appropriate officials to act on behalf of and to bind the Borrower in the acceptance of the terms and conditions of this Facility Letter and the execution of this Facility Letter any other necessary supporting documents ancillary thereto; and

6	The Bank's Fees then due.

Schedule 2 – Definitions and Interpretation

"Administration Fee" means an administration fee of such amount or administration fees of such amounts as shall be determined by the Bank in its absolute discretion from time to time to fully compensate the Bank for the additional costs incurred or likely to be incurred by it in the operation and monitoring of the Facility. Such fee or fees will be payable on the Bank’s first demand.

"Bank’s Fees" means the Bank’s fees set out in Clause 1.1.

"Break Costs" means the amount (if any) by which:

(a)
the interest which the Bank should have received for the period from the date of receipt of all or any part of a Drawing or any unpaid sum to the last day of the current fixed rate period in respect of that Drawing or unpaid sum, had the principal amount or unpaid sum received been paid on the Maturity Date;

exceeds:

(b)
the amount which that Bank would be able to obtain by placing an amount equal to the principal amount or unpaid sum received by it on deposit with a leading bank in the relevant interbank market for a period starting on the Business Day following receipt or recovery and ending on the relevant Maturity Date and the provisions of this definition shall apply to each successive interest period for any unpaid amount or unpaid Drawing.

"Breakage Fee" means the Bank’s breakage administration fee detailed in Clause 1.1.

"Business Day" means a day (other than a Saturday or Sunday) when the branch of the Bank at which the Borrower's account is located is open for business.

"Default Rate" means the aggregate of (i) the Bank's default interest margin in force from time to time, currently 2% per annum and (ii) the cost to the Bank of funding that sum during that period by whatever means it considers appropriate.

"Financial Statements" means audited annual profit and loss account, balance sheet and cash flow statement for each financial year (consolidated for each financial year during which any relevant corporate body has a subsidiary) together with related directors' or members’ reports (as appropriate) and auditors' reports and the notes attached thereto.

"Limit" means the amount of the Facility set out in Clause 1.1.

"Maturity Date" means the agreed date for repayment of each Drawing.

"Quarter Day" means the Business Day falling on, or, if such day is not a Business Day the Business Day immediately before, each of 31st March, 30th June, 30th September or 31st December each year or any other quarter day that the Bank may advise the Borrower in replacement therefor from time to time as a consequence of a change in the Bank’s internal accounting policies.

"Sterling" and the sign "£" mean the lawful currency of the United Kingdom.

Interpretation

Any reference in this Facility Letter to:

(a)
statutes, statutory provisions and other legislation shall include all amendments, substitutions, modifications and re-enactments for the time being in force and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant legislation.

(b)	"including" shall not be construed as limiting the generality of the words preceding it;

(c)	any clause, paragraph or schedule shall be construed as a reference to the clauses in this Facility Letter, the schedules to this Facility Letter and the paragraphs in such schedules;

(d)
the singular shall include the plural and vice versa and words denoting any gender shall include all genders and if any party to this Facility Letter constitutes more than one person all covenants, conditions and obligations shall be deemed to be given by all such parties on a joint and several basis unless this Facility Letter specifically provides otherwise;

(e)
this Facility Letter and to any provisions of it or to any other document referred to in this Facility Letter shall be construed as references to it in force for the time being and as amended, varied, supplemented, restated, substituted or novated from time to time;

(f)
a person is to be construed to include references to a corporation, firm, company, partnership, joint venture, unincorporated body of persons, individual or any state or any agency of a state, whether or not a separate legal entity;

(g)	any person is to be construed to include that person's assignees or transferees or successors in title, whether direct or indirect;

(h)	any word or phrase includes all derivations thereof;

(i)
a matter being in the opinion of the Bank or at the Bank's discretion shall be in the sole opinion of the Bank taking into consideration the Bank's interests hereunder and in the case of the Bank's discretion it shall be at the Bank's sole unfettered discretion without taking into consideration other party's interests.

Clause headings are for ease of reference only and are not to affect the interpretation of this Facility Letter.

Resolution re Facility Letter

Extract from the Minutes of a Meeting of the Directors

of Western Power Distribution (South West) plc (the 'Company')

"After due consideration of all the circumstances and on being satisfied that it is for the benefit of the Company and in the interests of the Company for the purpose of carrying on its business the Company agreed to enter into the Facility Letter in the form now produced (the "Letter").

It was resolved that the Letter be executed for and on behalf of the Company either by a Director and its Secretary, or by two Directors.

I hereby certify that the foregoing is a true extract from the Minutes of a Meeting of the Directors at which (all appropriate interests having been declared) a quorum entitled to vote was present duly held on the               day of                              2016 and that a true copy of the Letter has been retained by the Company.

Secretary